Filed Pursuant to Rule 424(b)(5)

Registration No. 333-271277

PROSPECTUS SUPPLEMENT

(To prospectus dated on April 25, 2023)

Up to $1,061,478 of

Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement, dated April 25, 2023 (the “Prior Prospectus Supplement”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-271277), as amended, relating to the offer and sale of up to $5,800,000 of shares of our common stock, $0.01 par value per share, pursuant to the Sales Agreement (the “Sales Agreement”) we previously entered into with A.G.P./Alliance Global Partners (the “Sales Agent”). This prospectus supplement is registering the offer and sales of up to $1,061,478 of shares of our common stock. This prospectus supplement should be read in conjunction with the Prior Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus Supplement. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus Supplement and any future amendments or supplements thereto.

We are subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus Supplement are a part. After giving effect to these limitations and the current public float of our common stock, and after giving effect to the terms of the Sales Agreement, we currently may offer and sell shares of our common stock having an aggregate offering price of up to $1,061,478 under the Sales Agreement. If our public float increases such that we may sell additional amounts under the Sales Agreement and the registration statement of which this prospectus supplement and the Prior Prospectus Supplement are a part, we will file another prospectus supplement prior to making additional sales.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PRPO”. The aggregate market value of our common stock held by non-affiliates as of April 1, 2024 pursuant to General Instruction I.B.6 of Form S-3 is $9,392,291, which was calculated based on 1,373,142 shares of our common stock outstanding held by non-affiliates and at a price of $6.84 per share, the closing price of our common stock on April 1, 2024. As of the date hereof, we have offered and sold $2,069,284.89 of securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof. As a result of the limitations of General Instruction I.B.6 of Form S-3, and in accordance with the terms of the Sales Agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $1,061,478 from time to time through the Sales Agent.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the section titled “Risk Factors” on page 36 of the Prior Prospectus Supplement and in our most recent Annual Report on Form 10-K, and any amendments thereto, which are incorporated by reference into the Prior Prospectus Supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prior Prospectus Supplement for a discussion of the factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the Prior Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus is April 8, 2024.